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EXHIBIT 11.2

CSFB (USA), INC.
SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
AND DILUTED EARNINGS PER SHARE FOR THE QUARTERS AND SIX MONTHS ENDED
JUNE 30, 2001 AND 2000
(in thousands, except share and per share data)

	Quarters Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
CSFB (USA) Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000	1,000	1,000

Weighted Average Common Shares Outstanding	1,000	1,000	1,000	1,000

Earnings:
Net Income	$69,029	$162,200	$372,124	$407,400
Less: Preferred Stock Dividend Requirement	5,289	5,289	10,578	10,578
Earnings (Loss) Applicable to Common Shares-CSFBdirect	(5,242)	(1,185)	(12,665)	1,252

Earnings Applicable to Basic and Diluted Common Shares	$68,982	$158,096	$374,211	$395,570

Diluted Earnings Per Common Share	$68,982	$158,096	$374,211	$395,570

CSFBdirect Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	18,400,000	18,400,000	18,400,000	18,400,000
Average Common Shares Issuable Under Employee Benefits Plans	0	0	0	1,000

	18,400,000	18,400,000	18,400,000	18,401,000

Earnings:
Net Income (Loss)	$(5,242)	$(1,185)	$(12,665)	$1,252

Earnings (Loss) Applicable to Common Shares	$(5,242)	$(1,185)	$(12,665)	$1,252

Diluted Earnings (Loss) Per Common Share	$(0.28)	$(0.06)	$(0.69)	$0.07

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CSFB (USA), INC. SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING AND DILUTED EARNINGS PER SHARE FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (in thousands, except share and per share data)